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Exhibit 10.58

[First Union National Bank Letterhead]


Mr. Bruce Johnson
Sr. Vice President
PRWW, Ltd.
30 South 17th Street, 8th Floor
Philadelphia, PA 19103



July 20, 2001



                           NOTICE OF EXTENSION OF LOAN

RE: Promissory Note from PRWW, Ltd., eResearchTechnology, Inc., and PRWW Investment Corp. ("Borrower") to First Union National Bank ("First Union") in the original principal amount of $3,000,000.00 dated October 6, 2000, including any amendments (the "Note").

         Obligor # 6996322254 Obligation # 18

Dear Bruce:

                  First Union has agreed to extend the term of the Note, which will mature or has matured on June 30, 2001. Accordingly, this letter shall constitute First Union's agreement and formal notice to you, as follows:

         Extension. First Union hereby extends, on the same terms and conditions as presently in effect, the maturity of the Note to August 31, 2001, at which time the outstanding principal balance, accrued interest and all other amounts due under the Note shall become due and payable. All periodic payments required under the Note shall be made during this extension period.

         No Other Changes. Extension on the maturity date as stated herein is the only change to the Note. Except as extended by this letter, the Note and all other Loan Documents (as defined in the Note) shall continue in full force and effect. Should you have any questions, do not hesitate to call.

                                        Very truly yours,

                                        First Union National Bank



                                         By: /s/ Ellen Dodel
                                             -----------------------------
                                             Ellen Gibbin Dodel